                                                                   Exhibit 10.31

                     $220,000,000 REVOLVING CREDIT FACILITY

                                CREDIT AGREEMENT

                                  by and among

                       KPMG CONSULTING, INC., As Borrower,

                                       And

                      KPMG CONSULTING, LLC, As a Guarantor

                                       And

                        THE OTHER GUARANTORS PARTY HERETO

                                       And

                             THE BANKS PARTY HERETO

                                       And

                JPMORGAN CHASE BANK, As the Administrative Agent

                                       And

        J.P. MORGAN SECURITIES, INC., As the Sole Arranger and Bookrunner



                           Dated as of August 21, 2002

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)        -    PRICING GRID
SCHEDULE 1.1(B)        -    COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(E)             EQUITY INVESTMENT WRITEDOWNS
SCHEDULE 1.1(P)        -    PERMITTED LIENS
SCHEDULE 5.1.2         -    CAPITALIZATION
SCHEDULE 5.1.3         -    SUBSIDIARIES
SCHEDULE 5.1.13        -    CONSENTS AND APPROVALS
SCHEDULE 7.2.1         -    PERMITTED INDEBTEDNESS
SCHEDULE 7.2.4         -    INVESTMENTS EXISTING AS OF THE CLOSING DATE
SCHEDULE 7.2.6         -    EXCEPTIONS AND ADJUSTMENTS TO EBITDA FOR ANDERSEN
                            ACQUISITION


EXHIBITS

EXHIBIT 1.1(A)         -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(G)(1)      -    GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)      -    GUARANTY AGREEMENT
EXHIBIT 1.1 (I)        -    INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)         -    REVOLVING CREDIT NOTE
EXHIBIT 2.4.1          -    REVOLVING LOAN REQUEST
EXHIBIT 6.1.5          -    OPINION OF COUNSEL
EXHIBIT 7.2.6          -    ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 7.3.3          -    QUARTERLY COMPLIANCE CERTIFICATE

                                CREDIT AGREEMENT

          THIS CREDIT AGREEMENT is dated as of August 21, 2002 and is made by and among KPMG Consulting, Inc., a Delaware corporation (the "Borrower"), each of the Guarantors (as hereinafter defined), the BANKS (as hereinafter defined), and JPMORGAN CHASE BANK, in its capacity as the administrative agent for the Banks under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent").

                                   WITNESSETH:

     WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $220,000,000; and

     WHEREAS, the revolving credit loan facility shall be used for general corporate purposes, including acquisitions; and

     WHEREAS, the Banks are willing to provide such credit upon the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.   CERTAIN DEFINITIONS

     1.1 Certain Definitions.

         In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

         Administrative Agent shall mean JPMorgan Chase Bank, and its permitted successors and assigns.

         Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

         Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

         Annual Statements shall have the meaning assigned to that term in
Section 5.1.9(i).

         Applicable Commitment Fee Rate shall mean the percentage rate per annum at the indicated level of Leverage Ratio which shall be used to determine the Commitment Fee as set forth in the pricing grid in Schedule 1.1(A) under the heading "Revolving Credit Commitment Fee." The Applicable Commitment Fee Rate shall be computed in accordance with Schedule 1.1(A).

         Applicable Margin shall mean, as applicable:

         (A) the percentage spread to be added to Euro-Rate under the Euro-Rate Option at the indicated level of Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Euro-Rate Spread;" or

         (B) the percentage spread to be added to Base Rate under the Base Rate Option at the indicated level of Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading "Revolving Credit Base Rate Spread".

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

         Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Bank, a Transferor Bank and the Administrative Agent, as Administrative Agent and on behalf of the remaining Banks, substantially in the form of Exhibit 1.1(A).

         Authorized Officer shall mean those individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

         Banks shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Bank.

         Base Net Worth shall mean the sum of

         (A) $451,960,000,

         plus

         (B) 50% of consolidated net income if positive of the Borrower and its Subsidiaries for each fiscal quarter in which net income was earned plus 90% of the net increase in Consolidated Net Worth resulting from the issuance of any equity securities by the Borrower, in each instance for the period from December 31, 2001 through the date of determination.

         Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, or (ii) the Federal Funds Effective Rate plus 1/2% per annum.

         Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1.

         Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

         Borrower shall mean KPMG Consulting, Inc., a corporation organized and existing under the laws of the State of Delaware.

         Borrowing Date shall mean, with respect to any Revolving Credit Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

         Borrowing Tranche shall mean specified portions of Revolving Credit Loans outstanding as follows: (i) any Revolving Credit Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Revolving Credit Loan Request by the Borrower and which have the same Euro-Rate Loan Interest Period shall constitute one Borrowing Tranche, (ii) any Revolving Credit Loans to which a Money Market Option applies which become subject to the same Interest Rate Option under the same Revolving Credit Loan Request by the Borrower and which have the same Money Market Loan Interest Period shall constitute one Borrowing Tranche, and (iii) all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

         Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York, New York and if the applicable Business Day relates to any Revolving Credit Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

         Cisco shall mean Cisco Systems, Inc., its successors and assigns.

         Cisco Agreements shall mean collectively the Alliance Agreement dated December 29, 1999, between Cisco and the Borrower and all ancillary agreements contemplated therein, including without limitation the Stock Purchase Agreement and Investor Rights Agreement of the same date between the same parties, and all other agreements and documents governing or relating to Cisco's investment in Borrower.

         Closing Date shall mean the date when all conditions under Article 6 are either satisfied or waived.

         Commitment Fee shall mean the percentage rate per annum at the indicated level of Leverage Ratio as set forth in the Pricing Grid in Schedule 1.1(A) below the heading

"Revolving Credit Commitment Fees" shall be computed in accordance with the parameters set forth in Schedule 1.1(A).

         Compliance Certificate shall have the meaning assigned to such term in
Section 7.3.3.

         Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

         Consolidated EBITDA for any period of determination shall mean the consolidated EBITDA of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

         Consolidated Net Worth shall mean, as of any date of determination, total stockholders' equity of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

         Debt Rating shall mean the rating of the Borrower's senior unsecured long-term debt by each of Standard & Poor's or Moody's.

         Dividend Limitation shall be computed following December 31, 2001 and shall mean as of any date of determination the difference between (i) 50% of the cumulative consolidated net income (net of losses) of the Borrower and its Subsidiaries for quarters beginning on or after December 31, 2001 and ending on or before such date of determination, less (ii) the amount of dividends or other distributions paid on and after December 31, 2001.

         Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

         EBITDA for any Person during any period of determination shall mean the sum of net income, depreciation, amortization, interest expense and income tax expense of such Person, plus (i) FAS 142 charges incurred on or before March 31, 2002 and deducted in arriving at such net income, and (ii) writedowns of the net book value of equity investments listed on Schedule 1.1(E) in an amount not to exceed $16,000,000 in the aggregate to the extent that such writedowns are deducted in arriving at such net income.

         Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any environmental laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any environmental laws.

         ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

         Euro-Rate shall mean, with respect to the Revolving Credit Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Euro-Rate Loan Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Euro-Rate Loan Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Euro-Rate Loan Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

         Euro-Rate=    Average of London interbank offered rates quoted by BBA
                       or appropriate successor as shown on Dow Jones Markets
                       Service display page 3750
                       ---------------------------------------------------------
                         1.00 minus Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Revolving Credit Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

         Euro-Rate Loan shall mean any Revolving Credit Loan made by any of the Banks to the Borrower under a Euro-Rate Option.

         Euro-Rate Loan Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two or three Months. Such Euro-Rate Loan Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Revolving Credit Loans, or
(ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Revolving Credit Loans. Notwithstanding the second sentence hereof: (A) any Euro-Rate Loan Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Euro-Rate Loan Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew a Euro-Rate Loan Interest Period for any portion of the Revolving Credit Loans that would end after the Expiration Date.

         Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 3.1.1(b).

         Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") or a member bank in such System.

         Event of Default shall mean any of the events described in Section 8.1 and referred to therein as an "Event of Default."

         Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of (a) December 15, 2002 and (b) the date of the termination in whole of the Revolving Credit Commitments pursuant to the terms hereof.

         Federal Funds Effective Rate for any day shall mean the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         Financial Projections shall have the meaning assigned to that term in
Section 5.1.9(ii).

         Foreign Subsidiary shall mean any Subsidiary of the Borrower which is organized under the laws of a country other than the United States.

         GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

         Guarantor shall mean KPMG Consulting, LLC and each of the other Subsidiaries of the Borrower (excluding Education Information Management Systems LLC, KCI Funding Corporation and any Foreign Subsidiary which does not join this Agreement as a Guarantor) which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 10.18.

         Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

         Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

         Guaranty Agreement shall mean a Guaranty and Suretyship Agreement to be dated as of the Closing Date in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Administrative Agent for the benefit of the Banks, as thereafter amended or replaced.

         Historical Statements shall have the meaning assigned to that term in
Section 6.1.9.

         Indebtedness shall mean, as to any Person at any time and without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money , (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) net liability arising from exposure under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other hedging device unless such net liability results from a hedge which qualifies under GAAP (including all applicable rules promulgated by the Financial Accounting Standards Board), as amended, as a hedge of foreign currency exposure or interest rate exposure, as calculated in accordance with GAAP, (v) any other transaction (including forward sale or purchase agreements, capitalized leases, conditional sales agreements and amounts outstanding under the PNC Receivables Purchase Facility or under any other asset securitization) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), unless being reasonably contested by the Borrower or its Subsidiaries, or (vi) any Guaranty of Indebtedness for borrowed money.

         Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

         Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.

         Intercompany Subordination Agreement shall mean a Subordination Agreement to be dated as of the Closing Date among the Loan Parties in the form attached hereto as Exhibit 1.1(I), as thereafter amended or replaced.

         Interest Period shall mean either a Euro Rate Loan Interest Period or a Money Market Loan Interest Period.

         Interest Rate Option shall mean the Euro-Rate Option, the Base Rate Option or the Money Market Option.

         Interim Statements shall have the meaning assigned to that term in
Section 5.1.9 (i).

         Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

         Investment in Foreign Subsidiary shall mean: (i) loans made, either directly or indirectly, by the Loan Parties to Foreign Subsidiaries, (ii) equity investments made, either directly or indirectly, by the Loan Parties in Foreign Subsidiaries or (iii) other Investments made, either directly or indirectly, by the Loan Parties in the Foreign Subsidiaries.

         Investment shall have the meaning assigned to such term in Section
7.2.4.

         Investment Amount shall mean the total amount of any Investment made by the Loan Parties in Persons other than the Loan Parties and shall mean all of the following with respect to any such Person: (i) investments or contributions by any of the Loan Parties directly or indirectly in or to the capital of or other payments to or for the benefit of such Person, each such investments or contributions to be valued at cost on the date on which such investment is made,
(ii) loans by any of the Loan Parties directly or indirectly to such Person,
(iii) guaranties by any of the Loan Parties directly or indirectly of the obligations of such Person, or (iv) other obligations, contingent or otherwise, of any of the Loan Parties to or for the benefit of such Person.

         IPO shall mean the initial public offering of the common stock of the Borrower registered under the Securities Act of 1933, as amended, which was completed on February 13, 2001.

         JPMorgan shall mean JPMorgan Chase Bank, its successors and assigns.

         KCA shall mean KPMG Consulting Aktiengesellschaft.

         KCA Acquisition shall mean the acquisition of KCA and its Subsidiaries pursuant to the terms of the KCA Acquisition Agreement.

         KCA Acquisition Agreement shall mean the Share Purchase Agreement dated as of June 10, 2002 among the Borrower and KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, Wirtschaftsprufungsgesellschaft and the other Sellers listed in Annex 1 thereto.

         KCA Acquisition Effective Time shall mean the time on the Closing Date immediately after the KCA Acquisition shall have become effective.

         Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees governing the terms of their employment.

         Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

         Leverage Ratio shall mean as of any date of determination, the ratio of consolidated Indebtedness of the Borrower and its Subsidiaries existing as of such date to their Consolidated EBITDA for the most recent four consecutive quarters ended on or prior to such date of determination.

         Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

         LLC Interests shall have the meaning given to such term in Section
5.1.3.

         Loan Documents shall mean this Agreement, the Guaranty Agreement, the Intercompany Subordination Agreement, the Revolving Credit Notes and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

         Loan Parties shall mean the Borrower and the Guarantors and each domestic Subsidiary acquired pursuant to a Permitted Acquisition which will be required to join this Credit Agreement as a Guarantor within 30 days or less of such Permitted Acquisition and the due date for such delivery has not yet occurred.

         Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

         Material Aggregate of Non-Material Subsidiaries shall mean as of any date of determination any group of Subsidiaries of the Borrower if either (i) during the four (4) fiscal quarters ending on or immediately preceding the date of determination (the "Preceding Four Quarters") the gross revenues of such Subsidiaries collectively equaled or exceeded 10% of the consolidated gross revenues of the Borrower and its Subsidiaries, or (ii) as of any quarter ending during the Preceding Four Quarters the total assets of such Subsidiaries equaled or exceeded 10% of the total consolidated assets of the Borrower and its Subsidiaries.

         Material Subsidiary shall mean as of any date of determination any Subsidiary of the Borrower if either (i) during the Preceding Four Quarters the gross revenues of such Subsidiary equaled or exceeded 5% of the consolidated gross revenues of the Borrower and its Subsidiaries, or (ii) as of any quarter ending during the Preceding Four Quarters the total assets of such Subsidiary equaled or exceeded 5% of the total consolidated assets of the Borrower and its Subsidiaries.

         Money Market Loan Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election hereunder by the Borrower to have Revolving Credit Loans bear interest under the Money Market Option. Such period shall (i) be no less than one (1) and no more than fourteen (14) days, (ii) shall end on a Business Day, and (iii) shall end on or before the Expiration Date.

         Money Market Option shall mean the rate of interest quoted from time to time by JPMorgan to the Borrower and accepted by the Borrower.

         Month, with respect to a Euro-Rate Loan Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Euro-Rate Loan Interest Period. If any Euro-Rate Loan Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Euro-Rate Loan Interest Period is to end, the final month of such Euro-Rate Loan Interest Period shall be deemed to end on the last Business Day of such final month.

         Moody's shall mean Moody's Investors Service, Inc. and its successors.

         Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

         Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

         notices shall have the meaning assigned to that term in Section 10.6.

         Obligation shall mean any obligation or liability of any of the Loan Parties to the Administrative Agent or any of the Banks, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Revolving Credit Notes or any other Loan Document.

         Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

         Partnership Interests shall have the meaning given to such term in
Section 5.1.3.

         PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

         Permitted Acquisitions shall have the meaning assigned to such term in
Section 7.2.6.1(2).

         Permitted Investments shall mean:

         (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

         (ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

         (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;

         (iv) up to $25,000,000 in aggregate at any point in time of demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated below A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition; and

         (v) mutual funds that invest substantially all of their assets in investments described in clauses (i) through (iii) above.

         Permitted Liens shall mean:

         (i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

         (ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

         (iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

         (iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

         (v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

         (vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Banks;

         (vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases and under operating leases (and securing obligations of such Loan Party or Subsidiary to the lessor under such leases);

         (viii) Liens on receivables and other assets, or sales of such assets, incurred, granted or made pursuant to the PNC Receivables Purchase Facility and Liens on stock or other ownership interests of any Foreign Subsidiaries incurred, granted or made pursuant to the PNC Credit Agreement;

         (ix)   Any Lien existing on the date of this Agreement and described on
Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

         (x) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $25,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on
Schedule 1.1(P));

         (xi) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged, bonded or stayed from execution within thirty (30) days of entry, and in either case they do not in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

                (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

                (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

                (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

                (4) Liens resulting from final judgments or orders except to the extent constituting an Event of Default under Section 8.1.6; and

         (xii) Liens on assets of businesses acquired pursuant to Permitted Acquisitions, provided that the Indebtedness secured by such Liens is permitted hereunder and does not exceed $40,000,000 in the aggregate, the amount thereof is not increased and the Liens securing such Indebtedness are not extended to other assets after the date of such Permitted Acquisition.

         Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

         Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

         PNC Credit Agreement shall mean that certain $250,000,000 Revolving Credit Facility Credit Agreement dated as of May 29, 2002, among the Borrower, Guarantors, PNC Bank, as Administrative Agent and the other banks and other parties thereto.

         PNC Receivables Purchase Facility shall mean that certain $153,000,000 receivables Purchase facility dated May 22, 2000 among the Borrower, as servicer, KPMG Consulting, LLC, as originator, KCI Funding Corporation, as the seller, Market Street Funding Corporation as the purchaser and PNC Bank as the program administrator and liquidity agent and the other parties thereto, as previously and hereafter amended.

         Potential Default shall mean any event or condition which with notice or passage of time would constitute an Event of Default.

         Principal Office shall mean the main banking office of the Administrative Agent in New York, New York.

         Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA.

         Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

         Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

         Purchasing Bank shall mean a Bank which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

         Ratable Share shall mean the proportion that a Bank's Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Banks.

         Regulation U shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

         Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan for which the 30 day reporting requirement is not waived by regulation.

         Required Banks shall mean

         (A) if there are no Revolving Credit Loans outstanding, Required Banks shall mean Banks whose Revolving Credit Commitments aggregate at least 51% of the Revolving Credit Commitments of all of the Banks, or

         (B) if there are Revolving Credit Loans outstanding, Required Banks shall mean any Bank or group of Banks if the sum of the Revolving Credit Loans of such Banks then outstanding aggregates at least 51% of the total principal amount of all of the Revolving Credit Loans then outstanding.

         Revolving Credit Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," and thereafter on
Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

         Revolving Credit Loan Request shall have the meaning given to such term in Section 2.4. A Revolving Credit Loan Request shall be used to select, convert to or renew a Base Rate Option or Euro-Rate Option with respect to any new or outstanding Revolving Credit Loan.

         Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Banks or one of the Banks to the Borrower pursuant to Section 2.1.

         Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

         Separation Agreements shall mean collectively the Separation Agreement dated December 29, 1999, the Transition Services Agreement dated as of February 13, 2001, and the Non-Competition Agreement dated as of February 13, 2001, between Borrower and KPMG LLP.

         Shares shall have the meaning assigned to that term in Section 5.1.2.

         Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person on a going concern basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets on a going concern basis of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

         Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

         Subsidiary of any Person at any time shall mean (i) any corporation or trust of which 50% or more (by number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such

Person's Subsidiaries, (iii) any limited liability company of which such Person is a member or of which 50% or more of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled by such Person or one or more of such Person's Subsidiaries.

         Subsidiary Shares shall have the meaning assigned to that term in
Section 5.1.3.

         Supermajority of the Banks shall mean:

         (A) if there are no Revolving Credit Loans outstanding, Required Banks shall mean Banks whose Revolving Credit Commitments aggregate at least 66-2/3% of the Revolving Credit Commitments of all of the Banks, or

         (B) if there are Revolving Credit Loans outstanding, Required Banks shall mean any Bank or group of Banks if the sum of the Revolving Credit Loans of such Banks then outstanding aggregates at least 66-2/3% of the total principal amount of all of the Revolving Credit Loans then outstanding.

         Transferor Bank shall mean the selling Bank pursuant to an Assignment and Assumption Agreement.

    1.2  Construction.

         Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

         1.2.1. Number; Inclusion.

                references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

         1.2.2. Determination.

                references to "determination" of or by the Administrative Agent or the Banks shall be deemed to include good-faith estimates by the Administrative Agent or the Banks (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Banks (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

         1.2.3. Administrative Agent's Discretion and Consent.

                whenever the Administrative Agent or the Banks are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

         1.2.4.  Documents Taken as a Whole.

                 the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

         1.2.5.  Headings.

                 the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

         1.2.6.  Implied References to this Agreement.

                 article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

         1.2.7.  Persons.

                 reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

         1.2.8.  Modifications to Documents.

                 reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

         1.2.9.  From, To and Through.

                 relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding," and "through" means "through and including"; and

         1.2.10. Shall; Will.

                 references to "shall" and "will" are intended to have the same meaning.

    1.3  Accounting Principles.

         Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9(i) [Historical Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

2.  REVOLVING CREDIT FACILITIES

    2.1  Revolving Credit Commitments.

         Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Bank severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date to the Expiration Date provided that after giving effect to any such Revolving Credit Loan the aggregate amount of Revolving Credit Loans from such Bank shall not exceed such Bank's Revolving Credit Commitment. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

    2.2  Nature of Banks' Obligations with Respect to Revolving Credit Loans.

         Each Bank shall be obligated to fund a portion of each Revolving Credit Loan pursuant to Section 2.4 [Making Revolving Credit Loans] in an amount equal to its Ratable Share of such Revolving Credit Loan. The aggregate of each Bank's Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment. The obligations of each Bank hereunder are several. The failure of any Bank to perform its obligations hereunder shall not affect any other Bank's commitment or the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder. The Banks shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

    2.3  Commitment Fees.

         Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Bank, as consideration for such Bank's Revolving Credit Commitment hereunder, a nonrefundable commitment fee equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 360 days and actual days elapsed) on the average daily difference between the amount of (i) such Bank's Revolving Credit Commitment as the same may be constituted from time to time and (ii) such Bank's Revolving Credit Loans outstanding. All Commitment Fees shall be payable in arrears on the first Business

Day of each July, October, January and April after the date hereof and on the Expiration Date or upon acceleration of the Revolving Credit Notes.

     2.4  Making Revolving Credit Loans.

          Except as otherwise provided herein, the Borrower may from time to time on or after the Closing Date and prior to the Expiration Date request the Banks to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than
(i) 12:00 Noon, New York time, three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option or the Money Market Option applies or the conversion to or the renewal of the Euro-Rate Option or the Money Market Option for any Revolving Credit Loans; and (ii) 2:00 p.m., New York time one (1) Business Day prior to either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a "Revolving Credit Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Revolving Credit Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Revolving Credit Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $1,000,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option, the Base Rate Option or the Money Market Option shall apply to the proposed Revolving Credit Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option or the Money Market Option applies, an appropriate Interest Period for the Revolving Credit Loans comprising such Borrowing Tranche.

          The Administrative Agent shall, promptly after receipt by it of a Revolving Credit Loan Request pursuant to this Section 2.4, notify the Banks of its receipt of such Revolving Credit Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Banks of such Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Banks' Obligations]. Each Bank shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Banks have made funds available to it for such purpose and subject to Section 6.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., New York time, on the applicable Borrowing Date, provided that if any Bank fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Bank on such

Borrowing Date, and such Bank shall be subject to the repayment obligation in
Section 9.15 [Availability of Funds].

     2.5  Revolving Credit Notes.

          The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Bank, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Bank in a face amount equal to the Revolving Credit Commitment of such Bank.

     2.6  Use of Proceeds.

          The proceeds of the Revolving Credit Loans shall be used for general corporate purposes, including Permitted Acquisitions and in accordance with
Section 7.1.10 [Use of Proceeds].

     2.7  Reduction of Commitments.

          2.7.1.  Optional Reduction.

                  The Borrower shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Administrative Agent to permanently reduce, in whole multiples of $5,000,000 of principal, or terminate the Revolving Credit Commitment without penalty or premium, except as hereinafter set forth.

          2.7.2.  Mandatory Reduction.

                  Immediately upon the receipt of any proceeds by any Loan Party or any Subsidiary of any Loan Party from (a) any sale or other disposition of assets to the extent required under clause (vii) of Section 7.2.7 or (b) any issuance of equity or debt securities by the Borrower or, to the extent guaranteed by the Borrower, by any other Loan Party, the Revolving Credit Commitments shall, in each instance, by automatically permanently reduced by an amount equal to the amount of such proceeds received. The Borrower shall provide at least five (5) Business Days prior written notice of any transaction mandating a reduction of Revolving Credit Commitments under this Section 2.7.2.

          2.7.3.  Repayment upon Reduction.

          Any such reduction or termination under this Section 2.7 shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 4.5.2(i) hereof), to the extent that the amount of Revolving Credit Loans then outstanding exceeds the Revolving Credit Commitments as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 shall correspondingly be reduced or cease. The Administrative Agent shall promptly notify the Banks of all notices delivered to the Administrative Agent pursuant to this Section 2.7.

3.   INTEREST RATES

     3.1  Interest Rate Options.

          The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Base Rate Option, the Euro-Rate Option or the Money Market Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches applicable to each of the Revolving Credit Loans. If at any time the designated rate applicable to any Revolving Credit Loan made by any Bank exceeds such Bank's highest lawful rate, the rate of interest on such Bank's Loan shall be limited to such Bank's highest lawful rate.

          3.1.1.  Interest Rate Options.

          The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

                  (a) Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

                  (b) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin; or

                  (c) Money Market Option: So long as no Potential Default or Event of Default exists, a rate per annum equal to the Money Market Option.

          3.1.2.  Rate Quotations.

                  The Borrower may call the Administrative Agent on or before the date on which a Revolving Credit Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding (except with respect to Revolving Credit Loan under a Money Market Option) on the Administrative Agent or the Banks nor affect the rate of interest which thereafter is actually in effect when the election is made.

     3.2  Interest Periods.

          At any time when the Borrower shall select, convert to or renew a Euro-Rate Option or a Money Market Option, the Borrower shall notify the Administrative Agent thereof (who shall promptly give notice thereof to the Banks) at least three (3) Business Days prior to the effective date of such Interest Rate Option by delivering a Revolving Credit Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option or a Money Market Option:

          3.2.1.  Amount of Borrowing Tranche.

                  each Borrowing Tranche of Loans under the Euro-Rate Option or the Money Market Option shall be in integral multiples of $1,000,000 and not less than $5,000,000.

          3.2.2.  Renewals.

                  in the case of the renewal of a Euro-Rate Option or a Money Market Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

     3.3  Interest After Default.

          To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

          3.3.1.  Interest Rate.

                  the rate of interest for each Revolving Credit Loan otherwise applicable pursuant to Section 3.1 [Interest Rate Options] shall be increased by 2.0% per annum; and

          3.3.2.  Other Obligations.

                  each other Obligation hereunder (excluding interest if such interest is not yet due and payable) if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

          3.3.3.  Acknowledgment.

                  The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Revolving Credit Loans or other amounts have become a substantially greater risk given their default status and that the Banks are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

     3.4 Interest Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

          3.4.1.  Unascertainable.

                  If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

                  (i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

                  (ii) a contingency has occurred which in the reasonable opinion of the Administrative Agent materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the London interbank eurodollar market relating to the Euro-Rate, the Administrative Agent shall have the rights specified in
Section 3.4.3.

          3.4.2.  Illegality; Increased Costs; Deposits Not Available.

                  If at any time any Bank shall have determined that:

                  (i) the making, maintenance or funding of any Revolving Credit Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

                  (ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Revolving Credit Loan, or

                  (iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Euro-Rate Loan Interest Period for a Revolving Credit Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Bank with respect to such Revolving Credit Loan, or to banks generally, in the interbank eurodollar market, then such Bank shall have the rights specified in Section 3.4.3.

          3.4.3.  Administrative Agent's and Bank's Rights.

                  In the case of any event specified in Section 3.4.1 above, the Administrative Agent shall promptly so notify the Banks and the Borrower thereof, and in the case of an event specified in Section 3.4.2 above, such Bank shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Administrative Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Bank shall have later notified the Administrative Agent, of the Administrative Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under
Section 3.4.1 and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for the selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Revolving Credit Loans if the Borrower has requested the Euro-Rate Option. If any Bank notifies the Administrative Agent of a determination under Section 3.4.2, the Borrower shall, subject to the Borrower's indemnification Obligations under Section 4.5.2 [Indemnity], as to any Revolving Credit Loan of the Bank to which a Euro-Rate Option applies, on the date specified in such notice either convert such Revolving Credit Loan to the Base Rate Option otherwise available with respect to such Revolving Credit Loan or (except in the case of events described in clauses (ii) and (iii) of Section 3.4.2) prepay such Revolving Credit Loan in accordance with Section 4.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Revolving Credit Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

    3.5  Selection of Interest Rate Options.

         If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Revolving Credit Loans under the Euro-Rate Option or the Money Market Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period.

4.  PAYMENTS

    4.1  Payments.

         All payments and prepayments to be made in respect of principal, interest, Commitment Fees or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., New York time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the ratable accounts of the Banks with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Banks in immediately available funds, provided that in the event payments are received by 11:00 a.m., New York time, by the Administrative Agent with respect to the Revolving Credit Loans and such payments are not distributed to the Banks on the same day received by the Administrative Agent, the Administrative Agent shall pay the Banks the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Banks. The Administrative Agent's and each Bank's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Revolving Credit Loans and other amounts owing under this Agreement and shall be deemed an "account stated."

    4.2  Pro Rata Treatment of Banks.

         Each borrowing of Revolving Credit Loans shall be allocated to each Bank according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans, each Revolving Credit Commitment reduction and each payment or prepayment by the Borrower with respect to principal or interest on the Revolving Credit Loans, Commitment Fees or other fees or amounts due from the Borrower hereunder to the Banks with respect to Revolving Credit Loans, shall (except as provided in Section 3.4.3 [Administrative Agent's and Bank's Rights] in the case of an event specified in Section 3.4 [Interest Rate Unascertainable; Etc.], 4.4.2 [Replacement of a Bank] or 4.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Bank and, if no such Revolving Credit Loans are then outstanding, in proportion to the Ratable Share of each Bank.

    4.3  Interest Payment Dates.

         Interest on Revolving Credit Loans to which the Base Rate Option applies shall be due and payable in arrears on the first Business Day of each July, October, January and April after the date hereof and on the applicable Expiration Date or upon acceleration of the applicable Revolving Credit Notes. Interest on Revolving Credit Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Euro-Rate Loan Interest Period for those Revolving Credit Loans. Interest on Revolving Credit Loans to which the Money Market Option applies shall be due and payable on the last day of each Money Market Loan Interest Period for those Revolving Credit Loans. Interest on the principal amount of each Revolving Credit Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

    4.4  Voluntary and Mandatory Prepayments.

         4.4.1. Right to Prepay.

                The Borrower shall have the right at its option from time to time to prepay the Revolving Credit Loans in whole or part without premium or penalty (except as provided in Section 4.4.2 below or in Section 4.5 [Additional Compensation in Certain Circumstances]):

                (i) at any time with respect to any Revolving Credit Loan to which the Base Rate Option applies,

                (ii) on the last day of the applicable Interest Period with respect to Revolving Credit Loans to which a Euro-Rate or a Money Market Option applies, provided that the Borrower may pay such Revolving Credit Loans prior to the last day of such Interest Period so long as the Borrower indemnifies the Banks pursuant to Section 4.5.2, or

                (iii) on the date specified in a notice by any Bank pursuant to
Section 3.4 [Interest Rate Unascertainable, Etc.] with respect to any Revolving Credit Loan to which a Euro-Rate Option applies.

                Whenever the Borrower desires to prepay any part of the Revolving Credit Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m., New York time, at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans, setting forth the following information:

                (x) the date, which shall be a Business Day, on which the proposed prepayment is to be made; and

                (y) the total principal amount of such prepayment, which shall not be less than $1,000,000.

                All prepayment notices shall be irrevocable. The principal amount of the Revolving Credit Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Revolving Credit Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 3.4.3 [Administrative Agent's and Bank's rights], if the Borrower prepays a Revolving Credit Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied, first, to Revolving Credit Loans to which the Base Rate Option applies, then to Revolving Credit Loans to which the Euro-Rate Option or the Money Market Option applies. Any prepayment hereunder shall be subject to the Borrower's Obligation to indemnify the Banks under
Section 4.5.2 [Indemnity].

         4.4.2. Replacement of a Bank.

                In the event any Bank (i) gives notice under Section 3.4 [Interest Rate Unascertainable, Etc.] or Section 4.5.1 [Increased Costs, Etc.],
(ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Bank, (iii) becomes subject to the control of an Official Body (other than normal and customary supervision), or (iv) seeks indemnification for Taxes under Section 11.3, then the Borrower shall have the right, at its option, with the consent of the Administrative Agent, which shall not be unreasonably withheld, to prepay the Revolving Credit Loans of such Bank in whole , together with all interest accrued thereon and any fees or other amounts due in connection therewith, and terminate such Bank's Commitment, or to replace such Bank with another Bank which purchases and assumes the Revolving Credit Loans of the Bank to be replaced in either such case within sixty (60) days after (x) receipt of such Bank's notice under Section 3.4 [Interest Rate Unascertainable, Etc.] or 4.5.1 [Increased Costs, Etc.], (y) the date such Bank has failed to fund Revolving Credit Loans because the making of such Revolving Credit Loans would contravene Law applicable to such Bank, or (z) the date such Bank became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Bank at the time of such prepayment or replacement any amounts required under Section 4.5 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided further , however, that if the Borrower has elected to prepay the Revolving Credit Loans of a Bank and terminate its Revolving Credit Commitment under this Section, the Revolving Credit Commitment of such Bank shall be provided by one or more of the remaining Banks or a replacement bank reasonably acceptable to the Administrative Agent; and provided, further, that the remaining Banks shall have no obligation hereunder to increase their Revolving

Credit Commitments. Notwithstanding the foregoing, the Administrative Agent may only be replaced subject to the requirements of Section 9.14 [Successor Administrative Agent].

         4.4.3. Change of Lending Office.

                Each Bank agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 3.4.2 [Illegality, Etc.] or 4.5.1 [Increased Costs, Etc.] with respect to such Bank, or in the event such Bank seeks indemnification for Taxes under Section 11.3, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Revolving Credit Loans affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic(including increased taxes), legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 4.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Administrative Agent or any Bank provided in this Agreement.

         4.4.4. Mandatory Prepayment.

                The Borrower shall immediately repay Revolving Credit Loans (subject to its indemnity obligation in Section 4.5.2(i)) to the extent required so that the amount of Revolving Credit Loans then outstanding never exceeds the Revolving Credit Commitments, as reduced under Section 2.7.

    4.5  Additional Compensation in Certain Circumstances.

         4.5.1. Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

                If, after the date hereof, any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

                (i) subjects any Bank to any tax or changes the basis of taxation with respect to this Agreement, the Revolving Credit Notes, the Revolving Credit Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Revolving Credit Notes (except for taxes on the net income of such Bank),

                (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Bank, or

                (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Bank, or (B) otherwise applicable to the obligations of any Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank with respect to this Agreement, the Revolving Credit Notes or the making, maintenance or funding of any part of the Revolving Credit Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Bank's capital, taking into consideration such Bank's customary policies with respect to capital adequacy) by an amount which such Bank in its sole discretion deems to be material, such Bank shall from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Bank to be necessary to compensate such Bank for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

         4.5.2. Indemnity.

                In addition to the compensation required by Section 4.5.1 [Increased Costs, Etc.], the Borrower shall indemnify each Bank against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Bank to fund or maintain Revolving Credit Loans subject to a Euro-Rate Option or a Money Market Option) which such Bank sustains or incurs as a consequence of any

                (i) payment, prepayment, conversion or renewal of any Revolving Credit Loan to which a Euro-Rate Option or a Money Market Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

                (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Revolving Credit Loan Requests under Section 2.4 [Making Revolving Credit Loans], or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.4 [Voluntary Prepayments], or

                (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

         If any Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Bank shall deem reasonable) to be necessary to indemnify such Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination.

Such amount shall be due and payable by the Borrower to such Bank ten (10) Business Days after such notice is given.

5.   REPRESENTATIONS AND WARRANTIES

     5.1  Representations and Warranties.

          The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Banks as follows:

          5.1.1.  Organization and Qualification.

                  Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that a failure to be in good standing is not reasonably expected to result in a Material Adverse Change.

          5.1.2.  Capitalization, Ownership and Indebtedness.

                  As of the KCA Acquisition Effective Time, the authorized capital stock of the Borrower and the ownership of such shares of stock as of the KCA Acquisition Effective Time (referred to herein as the "Shares") which is issued and outstanding (ownership by individuals may be disclosed in the aggregate) is indicated on Schedule 5.1.2 (which amount shall be estimated as of August 16, 2002 but in any event shall be within 5% of the actual amount as of the KCA Acquisition Effective Time). All of the Shares have been validly issued and are fully paid and nonassessable. As of the KCA Acquisition Effective Time, there are no options, warrants or other rights outstanding to purchase any such Shares except as indicated on Schedule 5.1.2. All outstanding third-party Indebtedness (or commitments therefor) of the Borrower and each of its Subsidiaries as of the KCA Acquisition Effective Time is indicated on Schedule
5.1.2 (which amount shall be estimated as of August 16, 2002 but in any event shall be within 5% of the actual amount as of the KCA Acquisition Effective
Time).

          5.1.3.  Subsidiaries.

                  Schedule 5.1.3 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company; provided, however, that such schedule need not state the authorized number of shares of equity interests or the number of outstanding equity interests of any Foreign Subsidiary if it does state the names and relative percentages of ownership of each owner of outstanding equity interests of such Foreign Subsidiary. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien subject to Permitted Liens. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3. The Borrower shall update Schedule 5.1.3 with each quarterly Compliance Certificate and with each Guarantor Joinder delivered pursuant to Section 10.18 or otherwise under this Agreement and shall not be required to update such Schedule at other times and the warranties hereunder relating to such Schedule shall apply only on the dates of such updates.

          5.1.4.  Power and Authority.

                  Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement, the KCA Acquisition Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

          5.1.5.  Validity and Binding Effect.

                  This Agreement has been duly and validly executed and delivered by each Loan Party, and the KCA Acquisition Agreement and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of the KCA Acquisition Agreement or such Loan Document. This Agreement, the KCA Acquisition Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or limiting the right of specific performance.

          5.1.6.  No Conflict.

                  Neither the execution and delivery of this Agreement, the KCA Acquisition Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

          5.1.7.  Litigation.

                  There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body which individually or in the aggregate could reasonably be expected to result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.

          5.1.8.  Title to Properties.

                  Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases.

          5.1.9.  Financial Statements.

                  (i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its and KCA's audited consolidated year-end financial statements for and as of the end of the two (2) fiscal years ended on June 30, 2001 (the "Annual Statements"). In addition, the Borrower has delivered to the Administrative Agent copies of its and KCA's unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarters ended September 30, 2001, December 31, 2001 and March 31, 2002 (the "Interim Statements") (the Annual and Interim Statements being collectively referred to as the "Historical Statements"). The Historical Statements were compiled from the books and records maintained by the Borrower's or KCA's management, as applicable, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries and KCA and its Subsidiaries, as applicable, as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

                  (ii) Financial Projections. The Borrower has delivered to the Administrative Agent financial projections of the Borrower and its Subsidiaries for the period June 30, 2002 through June 30, 2005 derived from various assumptions of the Borrower's management (the "Financial Projections"). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower's management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the KCA Acquisition Effective Time.

                  (iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto which are required under GAAP to be so disclosed, and except as disclosed therein there are no unrealized or anticipated losses from any Revolving Credit Commitments of the Borrower or any Subsidiary of the Borrower which could reasonably be expected to cause a Material Adverse Change. Since June 30, 2001, no Material Adverse Change has occurred.

          5.1.10. Use of Proceeds; Margin Stock.

                              5.1.10.1  General.

                        The Loan Parties shall use the proceeds of the Revolving Credit Loans in accordance with Sections 2.8 and 7.1.10.

                              5.1.10.2  Margin Stock.

                        None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Revolving Credit Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any other purpose, in any such case which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

          5.1.11. Full Disclosure.

                  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Bank in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading in any material respect. There is no fact known to any Loan Party which could reasonably be expected to result in a Material Adverse Change which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Banks prior to or at the date hereof in connection with the transactions contemplated hereby.

          5.1.12. Taxes.

                  All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

          5.1.13. Consents and Approvals.

                  No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement, the KCA Acquisition Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 5.1.13 which shall have been obtained or made on or prior to the Closing Date and in full force and effect.

          5.1.14. No Event of Default; Compliance with Instruments.

                  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would could reasonably be expected to result in a Material Adverse Change.

          5.1.15. Patents, Trademarks, Copyrights, Licenses, Etc.

                  Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known possible, alleged or actual conflict with the rights of others except for violations which could not reasonably be expected to result in a Material Adverse Change.

          5.1.16. Insurance.

                  All insurance policies and performance, bid and similar bonds to which any Loan Party or Subsidiary of any Loan Party is a party are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

          5.1.17. Compliance with Laws.

                  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws including environmental laws in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so which could reasonably be expected to result in a Material Adverse Change.

          5.1.18. Material Contracts; Burdensome Restrictions.

                  All material contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party, including all material employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties' knowledge, with respect to parties other than such Loan Party or Subsidiary. None of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document or any requirement of Law which could reasonably be expected to result in a Material Adverse Change.

          5.1.19. Investment Companies; Regulated Entities.

                  None of the Loan Parties or any Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

          5.1.20. Plans and Benefit Arrangements.

                  (i) The Borrower and to the best of Borrower's knowledge after reasonable inquiry each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and, to the best of Borrower's knowledge after reasonable inquiry, Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and, to the best of Borrower's knowledge after reasonable inquiry, all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and, to the best of Borrower's knowledge after reasonable inquiry, each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC other than premiums the payment of which is not yet due, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of Section 302 of ERISA.

                  (ii) To the best of the Borrower's knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                  (iii) Neither the Borrower nor, to the best of Borrower's knowledge after reasonable inquiry, any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                  (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan, provided, however, that as applied to Plans of members of the ERISA Group other than the Borrower, the foregoing representation is made to the best of Borrower's knowledge after reasonable inquiry.

                  (v) The aggregate actuarial present value of the current liability (whether or not vested) as defined in Section 412(1)(7) of the Internal Revenue Code under all Plans subject to Title IV of ERISA as disclosed in, and as of the date of, the most recent actuarial reports for such Plans, does not exceed the aggregate fair market value of the assets of such Plans by more than $10 million in the aggregate. Based on the funded status of Plans subject to Title IV of ERISA (not including any Multiemployer Plans) as of the date of the most recent actuarial reports for such Plans, termination of such Plans would not have a material adverse effect on Borrower.

                  (vi) Neither the Borrower nor, to the best of Borrower's knowledge after reasonable inquiry, any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor, to the best of Borrower's knowledge after reasonable inquiry, any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                  (vii) To the extent that any Benefit Arrangement is insured, the Borrower and, to the best of Borrower's knowledge after reasonable inquiry, all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                  (viii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law, provided, however, that as applied to Plans, Benefit Arrangements and Multiemployer Plans the foregoing representation is made to the best of Borrower's knowledge after reasonable inquiry.

          5.1.21. Employment Matters.

                  Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws, including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply could reasonably be expected to result in a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.

          5.1.22. Environmental Matters.

                  There are no pending or threatened Environmental Claims against any Loan Party or any Subsidiary of a Loan Party which could be reasonably expected to result in a Material Adverse Change.

          5.1.23. Senior Debt Status.

                  The Obligations of each Loan Party under this Agreement, the Revolving Credit Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness (including all Indebtedness under the PNC Credit Agreement) of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

          5.1.24. KCA Acquisition Agreement.

                  The Administrative Agent has received a complete and correct copy of the KCA Acquisition Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. Each of the representations and warranties contained in the KCA Acquisition Agreement is true and correct in all material respects as of the KCA Acquisition Effective Time. All transactions contemplated by the KCA Acquisition Agreement to be consummated on or prior to the Closing Date have been consummated without any material amendment, waiver or modification of the terms thereof.

          5.1.25. Continuation of Representations.

                  The Borrower makes the representations and warranties in this
Section 6 on the date hereof and at the KCA Acquisition Effective Time and each date thereafter on which a Revolving Credit Loan is made as provided in and subject to Sections 7.1 and 7.2.

          5.1.26. Solvency.

                  After giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, and the payment of all fees related thereto, the Loan Parties, taken as a whole, will be Solvent.

     5.2  Updates to Schedules.

          Except in the case of those schedules disclosing information solely as of the KCA Acquisition Effective Time as expressly provided herein, should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Banks, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule. Notwithstanding the forgoing, the Borrower shall update Schedule 5.1.3 [Subsidiaries] only (1) on a quarterly basis with the delivery of the Borrower's Compliance Certificate, and
(2) at the time that the Borrower delivers an Acquisition Compliance Certificate in connection with each Permitted Acquisition, which Acquisition Compliance Certificate shall disclose the Borrower's Subsidiaries after giving effect to such Permitted Acquisition, except that it shall not be required to disclose any newly formed entities which have do not conduct business, have no assets (except for minimum capital required under the laws of the applicable jurisdiction of organization) and will not be acquiring assets or stock in the Permitted Acquisition.

6.   CONDITIONS OF LENDING

     The obligation of each Bank to make Revolving Credit Loans hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Revolving Credit Loans and to the satisfaction of the following further conditions on or before the Closing Date:

     6.1  First Loans.

          On the Closing Date:

          6.1.1.  Officer's Certificate.

                  The representations and warranties of each of the Loan Parties contained in Section 5 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the

Administrative Agent for the benefit of each Bank a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of each of the Loan Parties, to each such effect.

          6.1.2.  Secretary's Certificate.

                  There shall be delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

                  (i) all action taken by each Loan Party in connection with this Agreement, the KCA Acquisition Agreement and the other Loan Documents as of the Closing Date;

                  (ii) the names of the officer or officers authorized to sign this Agreement, the KCA Acquisition Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Bank may conclusively rely; and

                  (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date and, with respect to the Borrower and KPMG Consulting, LLC, certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower and KPMG Consulting, LLC (good standing certificates for the other Loan Parties shall be delivered promptly after the Closing Date) in each state where organized certified as of a date not earlier than thirty (30) days prior to the Closing Date.

          6.1.3.  Delivery of Loan Documents.

                  This Agreement, the Guaranty Agreement, the Intercompany Subordination Agreement, the Revolving Credit Notes, each dated as of the Closing Date, and each of the other Loan Documents shall have been duly executed and delivered to the Administrative Agent for the benefit of the Banks.

          6.1.4.  Delivery of Schedules.

                  The Loan Parties shall have delivered all of the schedules to this Agreement.

          6.1.5.  Opinion of Counsel.

                  There shall be delivered to the Administrative Agent for the benefit of each Bank written opinions of In-house counsel and Sidley & Austin, each as counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel which collectively shall address:

                      (i) the matters set forth in Exhibit 6.1.5; and

                      (ii) such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

             6.1.6.   KCA Acquisition.

                      The Borrower shall have provided to the Administrative
Agent:

                           (i)  evidence that the KCA Acquisition shall have
been consummated in accordance with the KCA Acquisition Agreement without any material amendment, waiver or modification of the terms thereof; and

                           (ii) true and correct copies of all financial
statements required to be delivered under Section 5.1.9 and all documents required to be delivered under Section 5.1.24.

             6.1.7.   Legal Details.

                      All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance reasonably satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

             6.1.8.   Payment of Fees.

                      The Borrower shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Banks and the costs and expenses for which the Administrative Agent and the Banks are entitled to be reimbursed as set forth herein.

             6.1.9.   Consents.

                      All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 5.1.13 shall have been obtained.

             6.1.10. Certification Regarding Changes in the Borrower's Executive Committee.

                      In the six months prior to the Closing Date, there has not been a termination or departure of more than a majority of the Borrower's officers serving on its Executive Committee.

             6.1.11.  No Violation of Laws.

                      The making of the Revolving Credit Loans shall not contravene any Law applicable to any Loan Party or any of the Banks.

             6.1.12.  Officer's Certificate Regarding MACs.

                      Since June 30, 2001, no Material Adverse Change shall have occurred; and there shall have been delivered to the Administrative Agent for the benefit of each Bank a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of each Loan Party to such effect.

             6.1.13.  No Actions or Proceedings.

                      No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the KCA Acquisition Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which is in violation of the warranty in Section 5.1.7.

     6.2     Each Additional Loan.

             At the time of making any Revolving Credit Loans other than Revolving Credit Loans made on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 5.1 and in the other Loan Documents shall be true on and as of the date of such additional Revolving Credit Loan with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Revolving Credit Loans shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Banks; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Revolving Credit Loan Request.

7.   COVENANTS

     7.1     Affirmative Covenants.

             The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of the Loan Parties' other Obligations under the Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

             7.1.1.   Preservation of Existence, Etc.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing (except to the extent that failure to be in good standing could not reasonably be expected to result in a Material Adverse Change) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section
7.2.6 [Liquidations, Mergers, Etc.].

             7.1.2.   Payment of Liabilities, Including Taxes, Etc.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

             7.1.3.   Maintenance of Insurance.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, professional liability, workers' compensation, general liability and extra expense insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary.

             7.1.4.   Maintenance of Properties and Leases.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business.

             7.1.5.   Maintenance of Patents, Trademarks, Etc.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same could reasonably be expected to result in a Material Adverse Change.

             7.1.6.   Visitation Rights.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Banks to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times (which shall be during regular business hours if no Potential Default or Event of Default exists and is continuing) and as often as any of the Banks may reasonably request, provided that each Bank shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Bank desires to conduct an audit of any Loan Party, such Bank shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent.

             7.1.7.   Keeping of Records and Books of Account.

                      The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

             7.1.8.   Plans and Benefit Arrangements.

                      The Borrower shall comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans to be funded in accordance with the minimum funding requirements of ERISA and shall make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

             7.1.9.   Compliance with Laws.

                      Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all environmental laws, in all respects, provided that it shall not be deemed to be a violation of this Section 7.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to result in or constitute a Material Adverse Change.

             7.1.10.  Use of Proceeds.

                      The Loan Parties will use the proceeds of the Revolving Credit Loans only for the KCA Acquisition, for general corporate purposes, for working capital and for Permitted Acquisitions. The Loan Parties shall not use the proceeds of the Revolving Credit Loans for any purpose which contravenes any applicable Law or any provision hereof.

             7.1.11.  Subordination of Intercompany Loans.

                      Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

             7.1.12.  Most Favored Nation Status.

                      Concurrently with any amendment, supplement, modification, restatement or replacement of the PNC Credit Agreement or any other "Loan Document" (as defined in the PNC Credit Agreement), the Borrower will notify the Administrative Agent thereof and, at the request of the Administrative Agent, each Loan Party will, within 5 Business Days, amend this Agreement and the other Loan Documents to include any term, covenant or condition (including with respect to pricing, fees, guaranties and collateral) the Administrative Agent determines to be more favorable to the "Banks" under and as defined in the PNC Credit Agreement (after giving effect to any such amendment, supplement, modification, restatement or replacement) than the terms of this Agreement and the other Loan Documents.

     7.2     Negative Covenants.

             The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of the Loan Parties' other Obligations hereunder and termination of the Revolving Credit Commitments, the Loan Parties shall comply with the following negative covenants:

             7.2.1.   Indebtedness.

                      Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                      (i)   Indebtedness under the Loan Documents;

                      (ii) Indebtedness under or with respect to the PNC Receivables Purchase Facility;

                      (iii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof and there is no other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1);

                      (iv)  Capitalized leases and operating leases;

                      (v) Indebtedness secured by Purchase Money Security Interests not exceeding $25,000,000;

                      (vi) Indebtedness of a Loan Party to another Loan Party not in excess of $10,000,000 in the aggregate which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans] and Indebtedness of a Subsidiary which is not a Loan Party to another Subsidiary which is not a Loan Party;

                (vii) Other Indebtedness provided that the amount thereof does not cause the Loan Parties to violate Section 7.2.16 [Maximum Leverage Ratio]; and

                (viii) Indebtedness of any Subsidiary of the Borrower which is not a Loan Party to a Loan Party, provided that such Indebtedness is permitted under Section 7.2.4 [Loans and Investments].

         7.2.2. Liens.

                Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

         7.2.3. Guaranties.

                Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for

                (i) Guaranties of Indebtedness or other obligations of the Loan Parties not prohibited hereunder and Guaranties of Indebtedness of Foreign Subsidiaries if such Guaranties are permitted under clauses (vi) or (ix) of
Section 7.2.4 [Loans and Investments],

                (ii) Guaranties constituting Investments which are permitted under clause (vii) of Section 7.2.4,

                (iii) customary indemnities in favor of directors and officers of the Loan Parties and their Subsidiaries,

                (iv) customary indemnities relating to warranties, covenants and assumed liabilities in favor of sellers in acquisition agreements in connection with Permitted Acquisitions, and

                (v) endorsements of instruments in the ordinary course of business.

         7.2.4. Loans and Investments.

                Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other debt or equity investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, or become or be liable in respect of any Guaranties (other than those permitted under clauses (i), (iii), (iv) and (v) of Section 7.2.3) (collectively the foregoing shall be referred to as "Investments"), except:

                (i) trade credit extended on usual and customary terms in the ordinary course of business;

                (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

                (iii)  Permitted Investments;

                (iv)   Investments in other Loan Parties;

                (v) Investments made in connection with the PNC Receivables Purchase Facility;

                (vi) Investments in Foreign Subsidiaries made on and after May 29, 2002 by the Loan Parties not referred to in and permitted under clause(s)
(viii) and/or (ix) of this Section 7.2.4, provided that the aggregate amount thereof plus the aggregate amount of investments described in clause (xi) of this Section 7.2.4 may not exceed $125,000,000;

                (vii) Securities received for services rendered in the ordinary course of business;

                (viii) Investments (which may include reasonable aggregations) existing as of the Closing Date listed on Schedule 7.2.4;

                (ix) Investments made to acquire assets or stock in consummation of, and as part of the consideration for, Permitted Acquisitions (including cash payments (or intercompany loans to make such payments) made after the date of a Permitted Acquisition in repayment of a seller note delivered as part of the consideration for a Permitted Acquisition);

                (x) acquisitions of additional ownership interests in Subsidiaries which are not wholly owned to the extent paid for with common stock; and

                (xi) Investments in Persons other than Foreign Subsidiaries in an amount not to exceed $20,000,000 in the aggregate.

         7.2.5. Dividends and Related Distributions.

                Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except

                (1) dividends or other distributions payable to another Loan Party and dividends paid ratably to its shareholders by a Subsidiary which is not wholly-owned by a Loan Party;

                (2) dividends by the Borrower that are paid in capital stock of the Borrower;

                (3) dividends, and repurchases of stock from employees and directors, made by the Borrower, provided that (a) the amount of such dividends shall not exceed the Dividend Limitation (computed with respect to each such dividend immediately prior to the payment of such dividend without giving effect thereto) and (b) at the time of Borrower's making any dividend payment and after giving effect to such dividend, there shall exist no Potential Default or Event of Default and that the Loan Parties provide satisfactory evidence to such effect on their next Compliance Certificate;

                (4) redemption of the non-voting common stock of Softline Consulting and Integrators, Inc., the obligation of which is described and characterized in Schedule 7.2.1 in an amount not to exceed $15,000,000;

                (5) Dividends payable by Subsidiaries of the Loan Parties which are not Loan Parties to the Loan Parties or other Subsidiaries of the Loan Parties; and

                (6) repurchases of stock of the Borrower, provided that (a) the aggregate amount of such repurchases made on and after May 29, 2002 shall not exceed $115,000,000, (b) at the time the Borrower makes the repurchase and after giving effect to such repurchase, there shall exist no Potential Default or Event of Default and (c) the Loan Parties shall indicate the aggregate amount of such repurchases on their next Compliance Certificate.

         7.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

                              7.2.6.1        Generally

                Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that in each case, the Borrower must survive any merger, consolidation of acquisition and

                (1) Among Subsidiaries and Borrower. Any Subsidiary of the Borrower may consolidate or merge or liquidate into the Borrower or any Subsidiary, except that a Loan Party may not merge, consolidate or liquidate into a Subsidiary which is not a Loan Party, and

                (2) With Other Persons subject to Section 7.2.6.2, any Loan Party or any Foreign Subsidiary may acquire, whether by purchase or by merger (provided that in a transaction involving a Loan Party such Loan Party shall survive), (A) all or substantially all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that each of the following requirements is met:

                       (i) if the Loan Parties are acquiring the ownership interests in such Person and such Person is a Subsidiary which is not a Foreign Subsidiary, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to
Section 10.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition if the total consideration in connection with such Permitted Acquisition is $25,000,000 or more and within thirty (30) days after such Permitted Acquisition if the total consideration in connection with such Permitted Acquisition is less than $25,000,000;

                (ii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition, except in the case of an acquisition of stock of such Person, other than by tender offer, with respect to which the board of directors of such Person have not advised against or disapproved such acquisition;

                (iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Loan Parties or their Subsidiaries and shall comply with Section 7.2.10 [Continuation of or Change in Business];

                (iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

                (v) the representations and warranties under this Agreement are true and correct as of the date of such Permitted Acquisition;

                (vi) the Borrower shall provide all documents and/or information reasonably requested by the Banks, except for documents and/or information that are subject to privilege (with reasonable consideration to waiver thereof if appropriate); and

                (vii) the Borrower shall demonstrate that it shall be in pro forma compliance with the covenants contained in Section 7.2 after giving effect to such Permitted Acquisition by delivering to the Administrative Agent and the Banks a certificate in the form of Exhibit 7.2.6 evidencing such compliance (A) at least ten (10) Business Days prior to such Permitted Acquisition if both the total consideration in connection with such Permitted Acquisition is greater than or equal to $100,000,000 and the acquired business is a partnership or employs partnership accounting, or (B) at least five (5) Business Days prior to such Permitted Acquisition if such Permitted Acquisition is not a Permitted Acquisition described in clause (A) of this clause (vii). Such computation shall include:

                              (a) EBITDA and other income and expense items and
results of operations for a period identical to the period of a fiscal quarter or quarters for which financial statements and related compliance certificate were most recently delivered under Section 7.3.1 or 7.3.2, as the case may be, and Section 7.3.3;

                              (b) for any Permitted Acquisition, Indebtedness as
of the date of such Permitted Acquisition (including Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition).

In connection with calculations of the covenants in Sections 7.2.16 [Maximum Leverage Ratio] through 7.2.18 [Minimum Net Worth], the Loan Parties shall include income statement and other cash flow statement items of the acquired Person or business for periods prior to the date of the acquisition and shall have delivered the financial statements of such Person or business (which shall not be older than 135 days prior to the date of such acquisition (or 180 days in connection with the KCA Acquisition)) and pro forma combined computations of such covenants to the Banks and the Borrower delivers copies of such statements to the Administrative Agent and the Banks together with pro forma combined statements and the Borrower certifies to the Administrative Agent for the benefit of the Banks that it has reviewed such financial statements and either (i) the assets, liabilities, shareholders equity, income and expenses and other components of such statements are computed consistently with the corresponding items of the Borrower and its Subsidiaries in all material respects (subject to the adjustments described in Section
7.2.6.2 and Schedule 7.2.6), or (ii) to the extent there are differences in such computations that result in covenant levels more favorable (and not less favorable) to Borrower than they would be if such differences did not exist, the Borrower shall adjust in its pro forma combined financial statements to eliminate such differences (subject to the adjustments described in Section
7.2.6.2 and Schedule 7.2.6, to the extent the Permitted Acquisition is an Andersen Acquisition or an Acquired Andersen Business); and

                                    (c) The Applicable Margin and the Applicable
Commitment Fee Rate which shall be effective on and after the date of such Permitted Acquisition after giving effect thereto.

                       (viii) the EBITDA of the acquired Person or business during the 4-quarter period prior to the date of acquisition referred to in clause (vii)(a) (above) of this Section shall be greater than zero (except that such 4-quarter EBITDA of any single acquired Person may be less than zero provided such 4-quarter EBITDA equals or exceeds negative $15,000,000 and provided that in any fiscal year the aggregate of the 4-quarter EBITDA of all Persons acquired under this parenthetical (i.e. with negative 4-quarter EBITDA) shall exceed negative $30,000,000), and the Borrower shall demonstrate the same in pro forma compliance certificate that the Borrower delivers pursuant to such clause (vii)(a).

                              7.2.6.2 Andersen Acquisition.

                The Borrower shall not, and shall not permit any of its Subsidiaries to, acquire an interest in the consulting business or assets (as defined by GAAP) or any other assets (as defined by GAAP) of Arthur Andersen LLP ("Arthur Andersen") or its subsidiaries, whether directly or indirectly (e.g. through formation of, merger with, or acquisition or purchase from, any Persons which acquire such assets) (the "Andersen Acquisition", it is acknowledged that upon satisfaction of all of the conditions set forth in this Section 7.2.6.2 and of Section 7.2.6.1, the Andersen Acquisition shall constitute a "Permitted Acquisition") unless:

                       (i) the Borrower shall make the deliveries referred to in subclause (v) of clause (2) of Section 7.2.6.1 at least ten (10) Business Days prior to the date of such Andersen Acquisition and shall include with such delivery copies of the current draft documents relating to the Andersen Acquisition,

                       (ii) the Borrower shall have complied with each of the requirements contained in clause (2) (and subclauses (i) through (viii) thereof) of Section 7.2.6.1 except that (a) the Borrower may compute its EBITDA according to the procedures and subject to the adjustments set forth on Schedule 7.2.6 and shall be required to deliver only those historical financial statements of Arthur Andersen listed on such
Schedule 7.2.6 (which statements include all historical financial statements delivered by Arthur Andersen to the Borrower),

                      (iii) a Supermajority of the Banks, in their sole discretion, shall have approved of such Anderson Acquisition; and

                      (iv) on or before the closing of such Andersen Acquisition, (1) all required approvals shall have been obtained, including approvals of any Official Body and such acquisition shall be consummated in accordance with applicable Law and the acquisition documents, and (2) the Borrower shall have delivered to the Administrative Agent a copy of each opinion, report, and other document required to be delivered pursuant to the acquisition documents (or when available drafts thereof for review prior to closing).

       7.2.7.  Dispositions of Assets or Subsidiaries.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

               (i) transactions involving the sale of inventory in the ordinary course of business;

               (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party's or such Subsidiary's business;

               (iii) any sale, transfer or lease of assets by any Subsidiary of such Loan Party to another Loan Party or by any Foreign Subsidiary to another Foreign Subsidiary;

               (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased;

               (v) transfers of receivables and related assets pursuant to the PNC Receivables Purchase Facility;

               (vi) any sale, transfer or lease of assets, including those pursuant to asset securitizations, which is approved by the Required Banks; and

               (vii) other sales or dispositions provided that if the book value of the assets sold or disposed in any fiscal year of the Borrower shall exceed ten percent (10%) of the total assets of the Borrower as of the first day of such fiscal year, then the Borrower shall reduce the Revolving Credit Commitments by an amount equal to or greater than the amount of such excess and such reduction of Revolving Credit Commitments shall be subject to the requirements of Section 2.7.

       7.2.8.  Affiliate Transactions.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party if such Affiliate is not a Loan Party) with an Affiliate, but excluding the transactions (the "Excluded Transactions") listed in the numbered clauses below, unless such transaction (A) is not otherwise prohibited by this Agreement, (B) is entered into upon fair and reasonable arm's-length terms and conditions, (C) is in accordance with all applicable Laws and (D) is fully disclosed to the Administrative Agent if such transaction involves consideration or other payments which exceed $25,000,000. The Excluded Transactions include the following:

               (1) transactions exclusively between or among Subsidiaries and Affiliates which are not Loan Parties;

               (2) transactions exclusively among Loan Parties;

               (3) transactions under the Separation Agreements, as may be amended in a manner not prohibited by Section 7.2.14;

               (4) subcontracts for services among the Borrower and its Subsidiaries;

               (5) Investments described in and permitted under clause (ii),
(iv), (v), (vi), (vii) or (viii) of Section 7.2.4;

               (6) administrative overhead costs reasonably allocated among the Borrower and its Subsidiaries; and

               (7) any transaction between any Loan Party, Subsidiary or Affiliate and Cisco provided that such transaction is entered into upon fair and reasonable arm's-length terms and conditions and is in accordance with all applicable Law.

       7.2.9.  Subsidiaries, Partnerships and Joint Ventures.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) any Subsidiary formed after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 10.18 [Joinder of Guarantors],
(iii) Education Information Management Systems LLC and KCI Funding Corporation, and (iii) any Foreign Subsidiary.

       7.2.10. Continuation of or Change in Business.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the same business as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and other lines of consulting services businesses which are substantially the same or substantially similar as one or more lines of business then conducted by the Loan Parties and their Subsidiaries.

       7.2.11. Plans and Benefit Arrangements.

               Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

               (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

               (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

               (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, could reasonably be expected to constitute a Material Adverse Change;

               (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

               (v) fail to make when due any contribution to any Multiemployer Plan that the Borrower may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

               (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower;

               (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower;

               (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

               (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure could reasonably be expected to result in a Material Adverse Change.

       7.2.12. Fiscal Year.

               The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning July 1 and ending

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

June 30, other than changes to fiscal years ending on September 30, December 31 or March 31 and other than changes to the fiscal year of a Foreign Subsidiary for the purpose of facilitating the consolidation of such Foreign Subsidiary's financial statements with those of the Borrower.

       7.2.13. Changes in Organizational Documents.

               The Borrower shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock) or by-laws without providing at least fifteen (15) calendar days' prior written notice to the Administrative Agent and the Banks and, in the event such change would be materially adverse to the Banks as reasonably determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Banks.

       7.2.14. Amendments to and Termination of Separation Agreements and Cisco Agreements.

               Borrower and Guarantor will not modify or terminate any of their Separation Agreements or Cisco Agreements in any way which may materially adversely affect the business of the Borrower or any Guarantor.

       7.2.15. Negative Pledges Covenants.

               Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, promise commitment or other undertaking with any Person which, conditionally or unconditionally, prohibits, or limits in any way the right of, any of the Loan Parties or their Subsidiaries from granting any Liens to the Administrative Agent or the Banks in the stock or other ownership interests of any Foreign Subsidiaries (or from exercising their rights to transfer or dispose of such stock or interests under such Liens) or which imposes any conditions upon such a grant of Liens or the exercise by the Administrative Agent or the Banks of their rights under such Liens.

       7.2.16. Maximum Leverage Ratio.

               The Loan Parties shall not at any time permit the Leverage Ratio to exceed (a) 2.25 to 1.0 on the effective date of any Permitted Acquisition (complying with such ratio shall be a condition to the making of such Permitted Acquisition) and (b) 2.50 to 1.0 at all other times.

       7.2.17. Adjusted Fixed Charge Coverage Ratio.

               The Loan Parties shall not at any time permit the ratio of (i) Consolidated EBITDA plus rent expense, to (ii) the sum of interest expense, rent expense, cash dividends, scheduled principal payments on Indebtedness (excluding payments under this Agreement and under the PNC Receivables Purchase Facility), including capitalized leases and cash taxes paid, with respect to each item referred to in clauses (i) and (ii) for the four quarters then ending, to be less than 1.25 to 1.0.

             7.2.18. Minimum Net Worth.

                     The Borrower shall not at any time permit Consolidated Net Worth to be less than Base Net Worth.

       7.3   Reporting Requirements.

             The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Revolving Credit Loans and interest thereon, satisfaction of all of the Loan Parties' other Obligations hereunder and under the other Loan Documents and termination of the Revolving Credit Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Banks:

             7.3.1.  Quarterly Financial Statements.

                     As soon as available and in any event within forty-five
(45) calendar days after the end of each of the first three fiscal quarters in each fiscal year financial statements of the Borrower and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income for the fiscal quarter then ended and the fiscal year through that date, and related consolidated statements of cash flows for the fiscal year through that date and a consolidated income statement for the Loan Parties (excluding all Subsidiaries of the Borrower which are not Loan Parties), all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

             7.3.2.  Annual Financial Statements.

                     As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, (1) financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent and (2) and unaudited consolidated income statement for the Loan Parties (excluding all Subsidiaries of the Borrower which are not Loan Parties) for the fiscal year then ended. The certificate or report of accountants referred to in clause (1) of the preceding sentence shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Loan Parties shall deliver with such financial statements and certification by their accountants a letter of such accountants to the Administrative Agent and the Banks substantially to the effect that, based upon their ordinary and customary examination of the affairs of the Borrower, performed in connection with the preparation of such consolidated financial statements, and in accordance with generally accepted auditing standards, they are not aware of the existence of any condition or event which constitutes an Event of Default or Potential Default or, if they are aware of such condition or event, stating the nature thereof and confirming the Borrower's calculations with respect to the certificate to be delivered pursuant to Section 8.3.3 [Certificate of the Borrower] with respect to such financial statements

         7.3.3.  Certificate of the Borrower.

                 Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Banks pursuant to Sections
7.3.1 [Quarterly Financial Statements] and 7.3.2 [Annual Financial Statements], a certificate of the Borrower signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower, in the form of Exhibit
7.3.3 (each a "Compliance Certificate"), to the effect that, except as described pursuant to Section 7.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 5.1 [Representations and Warranties] and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2 [Negative Covenants].

         7.3.4.  Annual List of Insurance

                 Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Banks pursuant to 7.3.2 [Annual Financial Statements], a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, attaching a list of the insurance coverage of the Loan Parties.

         7.3.5.  Notice of Default.

                 Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which the such Loan Party proposes to take with respect thereto.

         7.3.6.  Notice of Litigation.

                 Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $10,000,000 or which could be reasonably expected to result in a Material Adverse Change.

         7.3.7.  Notice of Rating or Change in Debt Rating.

                 The Borrower shall notify the Administrative Agent and the Banks if the Borrower or its Subsidiaries or their Indebtedness shall be rated by either Moody's or Standard & Poor's (and after any such Debt Rating shall have been made, of any change in such Debt Rating) within two (2) Business Days after Standard & Poor's or Moody's, as the case may be, announces such rating (or change). Borrower will deliver together with such notice a copy of any written notification which Borrower received from the applicable rating agency regarding such Debt Rating or change.

         7.3.8.  Budgets, Forecasts, Other Reports and Information.

                 Promptly upon their becoming available to the Borrower:

                 (i) any management letters submitted to the Borrower by independent accountants in connection with any annual, interim or special audit,

                 (ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

                 (iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

                 (iv) a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body which could reasonably be expected to result in a Material Adverse Change, and

                 (v) such other reports and information as any of the Banks may from time to time reasonably request. The Borrower shall also notify the Banks upon its becoming aware of the enactment or adoption of any Law which could reasonably be expected to result in a Material Adverse Change.

         7.3.9.  Notices Regarding Plans and Benefit Arrangements.

                              7.3.9.1 Certain Events.

                        Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

                        (i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group,

                        (ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

                 (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

                 (iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                 (v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA,

                 (vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                 (vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                 (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                 (ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

                        7.3.9.2 Notices of Involuntary Termination and Annual Reports.

                 Promptly after receipt thereof, copies of (a) all notices received by the Borrower of the PBGC's intent to terminate any Plan administered or maintained by the Borrower, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Bank each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group and each Schedule B (Actuarial Information) to the annual report filed by the Borrower with the Internal Revenue Service with respect to each such Plan.

                        7.3.9.3 Notice of Voluntary Termination.

                 Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.  DEFAULT

    8.1  Events of Default.

         An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

         8.1.1.  Payments Under Loan Documents.

                 The Borrower shall fail to pay any principal of any Revolving Credit Loan (including scheduled installments, mandatory prepayments or the payment due at maturity whether by acceleration or otherwise) when due or shall fail to pay any interest on any Revolving Credit Loan or any other amount owing hereunder or under the other Loan Documents within three Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

         8.1.2.  Breach of Warranty.

                 Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

         8.1.3.  Breach of Negative Covenants or Visitation Rights.

                 Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 7.1.6 [Visitation Rights] or
Section 7.2 [Negative Covenants] and, if the default relates to any covenant in
Section 7.2.1, 7.2.2, 7.2.3, 7.2.8, and 7.2.9 and the dollar amount of such default plus any other existing default under such sections outstanding does not exceed $25,000,000, such default shall continue unremedied for a period of thirty (30) days after any officer of any Loan Party becomes aware of the occurrence thereof;

         8.1.4.  Breach of Other Covenants.

                 Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty
(30) days after any officer of any Loan Party becomes aware of the occurrence thereof;

         8.1.5.  Defaults in Other Agreements or Indebtedness.

                 A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $15,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any Revolving Credit Commitment to lend;

         8.1.6.  Final Judgments or Orders.

                 Any final judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty
(30) days from the date of entry;

         8.1.7.  Loan Document Unenforceable.

                 Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by the Loan Parties or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

         8.1.8.  Notice of Lien or Assessment.

                 A notice of Lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties' or any of their Subsidiaries' assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

         8.1.9.  Insolvency.

                 Any Loan Party or any Material Subsidiary or, within a 12-month period, any Material Aggregate of Non-Material Subsidiaries ceases to be Solvent or admits in writing its inability to, pay its debts as they mature;

         8.1.10. Events Relating to Plans and Benefit Arrangements.

                 Any of the following occurs: (i) any Reportable Event, which the Administrative Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan covered by Title IV of ERISA; (iii) a trustee shall be appointed to administer or liquidate any Plan covered by Title IV of ERISA; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Administrative Agent determines in good faith that the amount of the Borrower's liability is likely to exceed 10% of its

Consolidated Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA;
(vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; or (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan and, with respect to any of the events specified in (v), (vi), (vii) or (viii), the Administrative Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

       8.1.11. Cessation of Business.

               Any Loan Party or any Material Subsidiary or, within a 12-month period, any Material Aggregate of Non-Material Subsidiaries ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.6 [Liquidations, Mergers, Etc.] or 7.2.7 [Dispositions of Assets or Subsidiaries], or any Loan Party or any Material Subsidiary or, within a 12-month period, any Material Aggregate of Non-Material Subsidiaries is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

       8.1.12. Change of Control.

               (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall after the date hereof have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 30% or more of the voting capital stock of the Borrower; or (ii) within a period of six (6) consecutive calendar months, individuals who were a majority of the officers serving on the Executive Committee of the Borrower on the first day of such period shall cease to serve on the Executive Committee of the Borrower and such terminations or departures materially and adversely affect the business of the Borrower and any Guarantor taken as a whole.

       8.1.13. Involuntary Proceedings.

               A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Material Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

             8.1.14. Voluntary Proceedings.

                     Any Loan Party or Material Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

      8.2    Consequences of Event of Default.

             8.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

                     If an Event of Default specified under Sections 8.1.1 through 8.1.12 shall occur and be continuing, the Banks and the Administrative Agent shall be under no further obligation to make Revolving Credit Loans and the Administrative Agent may, and upon the request of the Required Banks, shall by written notice to the Borrower, take one or both of the following actions:
(i) terminate the Revolving Credit Commitments and thereupon the Revolving Credit Commitments shall be terminated and of no further force and effect, or
(ii) declare the unpaid principal amount of the Revolving Credit Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Bank without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

             8.2.2.  Bankruptcy, Insolvency or Reorganization Proceedings.

                     If an Event of Default specified under Section 8.1.13 [Involuntary Proceedings] or 8.1.14 [Voluntary Proceedings] shall occur, the Revolving Credit Commitments shall automatically terminate and be of no further force and effect, the Banks shall be under no further obligations to make Revolving Credit Loans hereunder and the unpaid principal amount of the Revolving Credit Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

             8.2.3.  Set-off.

                     If an Event of Default shall occur and be continuing, any Bank to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Bank which has agreed in writing to be bound by the provisions of Section 9.13 [Equalization of Banks] and any branch, Subsidiary or Affiliate of such Bank or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Revolving Credit Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Bank or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Bank or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any collateral, Guaranty or any other security, right or remedy available to any Bank or the Administrative Agent; and

      8.2.4.  Suits, Actions, Proceedings.

              If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Revolving Credit Loans pursuant to any of the foregoing provisions of this Section 8.2, the Administrative Agent or any Bank, if owed any amount with respect to the Revolving Credit Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Bank; and

      8.2.5.  Application of Proceeds.

              From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

              (i) first, to reimburse the Administrative Agent and the Banks for reasonable out-of-pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by the Administrative Agent or the Banks in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

              (ii) second, to the repayment of all Indebtedness then due and unpaid of the Loan Parties to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

              (iii)  the balance, if any, as required by Law.

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            8.2.6.  Other Rights and Remedies.

                    In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies available to it under applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Administrative Agent may, and upon the request of the Required Banks shall, exercise all post-default rights granted to the Administrative Agent and the Banks under the Loan Documents or applicable Law.

9.    THE ADMINISTRATIVE AGENT

      9.1   Appointment.

            Each Bank hereby irrevocably designates, appoints and authorizes JPMorgan to act as Administrative Agent for such Bank under this Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Revolving Credit Note by the acceptance of a Revolving Credit Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. JPMorgan agrees to act as the Administrative Agent on behalf of the Banks to the extent provided in this Agreement.

      9.2   Delegation of Duties.

            The Administrative Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Administrative Agent) and, subject to Sections
9.5 [Reimbursement of Administrative Agent by Borrower, Etc.] and 9.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

      9.3   Nature of Duties; Independent Credit Investigation.

            The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Bank; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Bank expressly acknowledges (i) that the Administrative Agent has not made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Administrative Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Revolving Credit Loans hereunder; and (iii) except as expressly provided herein, that the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Credit Loan or at any time or times thereafter.

      9.4 Actions in Discretion of Administrative Agent; Instructions From the Banks.

            The Administrative Agent agrees, upon the written request of the Required Banks, to take or refrain from taking any action of the type specified as being within the Administrative Agent's rights, powers or discretion herein, provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Banks, the Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to Section 9.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 9.6, no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Banks, or in the absence of such instructions, in the absolute discretion of the Administrative Agent.

      9.5 Reimbursement and Indemnification of Administrative Agent by the Borrower.

            The Borrower unconditionally agrees to pay or reimburse the Administrative Agent and hold the Administrative Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, reasonably incurred by the Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Administrative Agent's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties provided that the Borrower shall not be obligated to pay for more than one audit in any fiscal year if no Event of Default or Potential Default has occurred and is continuing but shall be obligated to pay for any audit by the Administrative Agent (regardless of whether the Administrative Agent has previously conducted an audit during such fiscal year) that the Administrative Agent commences when an Event of Default or Potential Default exists and is continuing.

     9.6   Exculpatory Provisions; Limitation of Liability.

           Neither the Administrative Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Bank, the Administrative Agent or any of their respective Subsidiaries against the Administrative Agent, any Bank or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Revolving Credit Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Administrative Agent and each Bank hereby waive, releases and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Bank agrees that, except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Banks, the Administrative Agent and each of its directors,

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

officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Bank with credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

     9.7   Reimbursement and Indemnification of Administrative Agent by Banks.

           Each Bank agrees to reimburse and indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys' fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Administrative Agent's gross negligence or willful misconduct, or (b) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Bank shall remain liable to the extent such failure to give notice does not result in a loss to the Bank), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Bank, which shall not be unreasonably withheld. In addition, each Bank agrees promptly upon demand to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Administrative Agent in connection with the Administrative Agent's periodic audit of the Loan Parties' books, records and business properties.

     9.8   Reliance by Administrative Agent.

           The Administrative Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     9.9   Notice of Default.

           The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Agent has

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

received written notice from a Bank or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a "notice of default."

     9.10  Notices.

           The Administrative Agent shall promptly send to each Bank a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Administrative Agent shall promptly notify the Borrower and the other Banks of each change in the Base Rate and the effective date thereof.

     9.11 Banks in Their Individual Capacities; Administrative Agents in its Individual Capacity.

           With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Bank hereunder or under any of the other Loan Documents, the Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term "Bank" and "Banks" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. JPMorgan and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Administrative Agent, as though it were not acting as Administrative Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder, in each case without notice to or consent of the other Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

     9.12  Holders of Notes.

           The Administrative Agent may deem and treat any payee of any Revolving Credit Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Revolving Credit Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Credit Note or of any Revolving Credit Note or Revolving Credit Notes issued in exchange therefor.

     9.13  Equalization of Banks.

           The Banks and the holders of any participations in any Revolving Credit Notes agree among themselves that, with respect to all amounts received by any Bank or any such

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holder for application on any Obligation hereunder or under any Revolving Credit
Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Revolving Credit Notes, except as otherwise provided in Section 3.4.3 [Administrative Agent's and Bank's Rights], 4.4.2 [Replacement of a Bank] or 4.5 [Additional Compensation in
Certain Circumstances]. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Revolving Credit Loans in such amount as shall result in a ratable participation by the Banks and each such holder in the aggregate unpaid amount under the Revolving Credit Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

     9.14  Successor Administrative Agent.

           The Administrative Agent (i) may resign as Administrative Agent or
(ii) shall resign if such resignation is requested by the Required Banks (if the Administrative Agent is a Bank, the Administrative Agent's Revolving Credit Loans and its Revolving Credit Commitment shall be considered in determining whether the Required Banks have requested such resignation) or required by
Section 4.4.2 [Replacement of a Bank], in either case of (i) or (ii) by giving not less than forty-five (45) days' prior written notice to the Borrower. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent's notice to the Banks of its resignation, then the Administrative Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Administrative Agent until such time as the Required Banks appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent, effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the resignation of any Administrative Agent hereunder, the provisions of this
Section 9.14 shall inure to the benefit of such former Administrative Agent and such former Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Administrative Agent under this Agreement.

     9.15  Availability of Funds.

           The Administrative Agent may assume that each Bank has made or will make the proceeds of a Revolving Credit Loan available to the Administrative Agent unless the

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Administrative Agent shall have been notified by such Bank on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Revolving Credit Loan or two (2) hours before the time on which the Administrative Agent actually funds the proceeds of such Revolving Credit Loan to the Borrower (whether using its own funds pursuant to this Section 9.15 or using proceeds deposited with the Administrative Agent by the Banks and whether such funding occurs before or after the time on which Banks are required to deposit the proceeds of such Revolving Credit Loan with the Administrative Agent). The Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Administrative Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

     9.16  Calculations.

           In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Revolving Credit Loans, fees or any other amounts due to the Banks under this Agreement. In the event an error in computing any amount payable to any Bank is made, the Administrative Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

     9.17  Beneficiaries.

           Except as expressly provided herein, the provisions of this Section
9.17 are solely for the benefit of the Administrative Agent and the Banks, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

10.  MISCELLANEOUS

     10.1  Modifications, Amendments or Waivers.

           With the written consent of the Required Banks, the Administrative Agent, acting on behalf of all the Banks, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Banks or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent

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

made with such written consent shall be effective to bind all the Banks and the Loan Parties; provided, that, without the written consent of all the Banks, no such agreement, waiver or consent may be made which will:

         10.1.1. Increase of Commitment; Extension of Expiration Date.

                 Increase the amount of the Revolving Credit Commitment of any Bank hereunder or extend any Expiration Date;

         10.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

                 Whether or not any Revolving Credit Loans are outstanding, extend the time for payment of principal or interest of any Revolving Credit Loan (excluding the due date of any mandatory prepayment of a Revolving Credit Loan or any mandatory Revolving Credit Commitment reduction in connection with such a mandatory prepayment hereunder except for mandatory reductions of the applicable Revolving Credit Commitments on any Expiration Date), the Commitment Fee or any other fee payable to any Bank, or reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or reduce the Commitment Fee or any other fee payable to any Bank, or otherwise affect the terms of payment of the principal of or interest of any Revolving Credit Loan, the Commitment Fee or any other fee payable to any Bank;

         10.1.3. Release of Guarantor.

                 Except for sales of assets permitted by Section 7.2.7 [Disposition of Assets], release any Guarantor from its Obligations under the Guaranty Agreement; or

         10.1.4. Miscellaneous

                 Amend Section 4.2 [Pro Rata Treatment of Banks], 9.6 [Exculpatory Provisions, Etc.] or 9.13 [Equalization of Banks] or this Section 10.1, alter any provision regarding the pro rata treatment of the Banks, change the definition of Required Banks or Supermajority of the Banks, or change any requirement providing for the Banks or the Required Banks or Supermajority of the Banks to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent in its capacity as Administrative Agent shall be effective without the written consent of the Administrative Agent.

   10.2  No Implied Waivers; Cumulative Remedies; Writing Required.

         No course of dealing and no delay or failure of the Administrative Agent or any Bank in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent

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and the Banks under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

         10.3 Reimbursement and Indemnification of Banks by the Borrower; Taxes.

              The Borrower agrees unconditionally upon demand to pay or reimburse to each Bank (other than the Administrative Agent, as to which the Borrower's Obligations are set forth in Section 9.5 [Reimbursement of Administrative Agent By Borrower, Etc.]) and to indemnify and to save such Bank and its officers, directors and employees harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Bank except with respect to (a) and (b) below), incurred by such Bank (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and
(d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) of any kind or nature whatsoever incurred by or imposed upon or against such Bank, its officers, directors or employees, whether or not such Bank, officers, directors or employees are a party to any related legal proceeding which may be imposed on, incurred by or asserted against such Bank, officers or employees, in their capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Bank, officers or employees hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Bank's, directors', officers' or employees' gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Banks will attempt to minimize the fees and expenses of legal counsel for the Banks which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Banks and the Administrative Agent if appropriate under the circumstances. Any and all payments by the Borrower to or for the account of the Administrative Agent or any Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Bank, taxes imposed on or measured by its net income, and

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

franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Bank, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Bank) the original or a certified copy of a receipt evidencing payment thereof. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions ("Other Taxes") now or hereafter determined by the Administrative Agent or any Bank to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save the Administrative Agent and the Banks harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such Other Taxes. If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Bank, the Borrower shall also pay to the Administrative Agent (for the account of such Bank) or to such Bank, at the time interest is paid, such additional amount that such Bank specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Bank would have received if such Taxes or Other Taxes had not been imposed. The Borrower agrees to indemnify the Administrative Agent and each Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Bank (ii) amounts payable under the immediately preceding sentence, and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. Payment under this Section 10.3 shall be made within thirty (30) days after the date the Bank or the Administrative Agent makes a demand therefor.

         10.4 Holidays.

              Whenever payment of a Revolving Credit Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods] with respect to Euro-Rate Loan Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Revolving Credit Loans shall be due on the Business Day preceding the applicable Expiration Date if such Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Revolving Credit Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such

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

extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

         10.5 Funding by Branch, Subsidiary or Affiliate.

              10.5.1. Notional Funding.

                      Each Bank shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 10.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Bank) of such Bank to have made, maintained or funded any Revolving Credit Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section
4.5 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Bank without regard to such Bank's actual methods of making, maintaining or funding the Revolving Credit Loans or any sources of funding actually used by or available to such Bank.

              10.5.2. Actual Funding.

                      Each Bank shall have the right from time to time to make or maintain any Revolving Credit Loan by arranging for a branch, Subsidiary or Affiliate of such Bank to make or maintain such Revolving Credit Loan subject to the last sentence of this Section 10.5.2. If any Bank causes a branch, Subsidiary or Affiliate to make or maintain any part of the Revolving Credit Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Revolving Credit Loans to the same extent as if such Revolving Credit Loans were made or maintained by such Bank, but in no event shall any Bank's use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Revolving Credit Loans hereunder cause such Bank or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Bank (including any expenses incurred or payable pursuant to Section 4.5 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

         10.6 Notices.

              Any notice, request, demand, direction or other communication (for purposes of this Section 10.6 only, a "Notice") to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (including by means of electronic transmission (i.e., "e-mail") or facsimile transmission or by setting forth such Notice on a secure site on the World Wide Web (a "Website Posting") if Notice of such Website Posting (including the information necessary to access such website) has been previously delivered to the parties hereto by another means set forth in this
Section 10.6) in accordance with this Section 10.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B)

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

hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 10.6. Any Notice shall be effective:

                    (i)   In the case of hand-delivery, when delivered;

                    (ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

                    (iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by facsimile, electronic transmission, Website Posting or overnight courier (received on or before such next Business Day);

                    (iv) In the case of a facsimile transmission, when transmitted to the applicable facsimile number;

                    (v) In the case of electronic transmission, when actually received;

                    (vi) In the case of Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 10.6; and

                    (vii) If given by any other means (including by overnight courier), when actually received.

Any Bank giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Banks of its receipt of such Notice.

         10.7 Severability.

              The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         10.8 Governing Law.

              This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

         10.9 Prior Understanding.

              This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the

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

transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

         10.10 Duration; Survival.

               All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Revolving Credit Loans and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or the Banks, the making of Revolving Credit Loans or payment in full of the Revolving Credit Loans. All covenants and agreements of the Loan Parties contained in Sections
7.1 [Affirmative Covenants], 7.2 [Negative Covenants] and 7.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Revolving Credit Commitments and payment in full of the Revolving Credit Loans. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Revolving Credit Notes, Section 4 [Payments] and Sections 9.5 [Reimbursement of Administrative Agent by Borrower, Etc.], 9.7 [Reimbursement of Administrative Agent by Banks, Etc.] and 10.3 [Reimbursement of Banks by Borrower; Etc.], shall survive payment in full of the Revolving Credit Loans and termination of the Revolving Credit Commitments.

         10.11 Successors and Assigns.

               This Agreement shall be binding upon and shall inure to the benefit of the Banks, the Administrative Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Bank may, at its own cost, make assignments of or sell participations in all or any part of its Revolving Credit Commitments and the Revolving Credit Loans and any of its other rights and/or obligations made by it to one or more banks or other entities, subject to the consent of the Borrower and the Administrative Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Bank to an Affiliate of such Bank or another Bank, and (2) any assignment by a Bank of a Revolving Credit Commitment to a Person other than an Affiliate of such Bank may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Bank's Revolving Credit Commitment. In the case of an assignment, upon receipt by the Administrative Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Bank hereunder, the Revolving Credit Commitments shall be adjusted accordingly, and upon surrender of any Revolving Credit Note subject to such assignment, the Borrower shall execute and deliver a Revolving Credit Note to the assignee in the amounts equal to the amounts of the Revolving Credit Commitments assumed by it and a new Revolving Credit Note to the assigning Bank in an amount equal to the Revolving Credit Commitments retained by it hereunder. Any Bank which assigns any or all of its Revolving Credit Commitments or Revolving Credit Loans to a Person other than an Affiliate of such Bank shall pay to the Administrative Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights

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

specified in Section 8.2.3 [Set-off] (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections
10.1.1 [Increase of Commitment, Etc.], 10.1.2 [Extension of Payment, Etc.], or
10.1.3 [Release of Guarantor]), all of such Bank's obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Bank had not sold such participation.

                    (i) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent the form of certificate described in Section 10.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Bank may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 10.12 [Confidentiality].

                    (ii) Notwithstanding any other provision in this Agreement, any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Revolving Credit Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Administrative Agent. No such pledge or grant of a security interest shall release the transferor Bank of its obligations hereunder or under any other Loan Document.

         10.12 Confidentiality.

               10.12.1.  General.

                    The Administrative Agent and the Banks each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Administrative Agent and the Banks shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 10.11, and prospective assignees and participants, subject to agreement of such Persons to maintain the confidentiality, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower (provided that such notice is permitted under applicable Law), as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented in writing to such disclosure.

           10.12.2.   Sharing Information With Affiliates of the Banks.

               Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Bank or by one or more Subsidiaries or Affiliates of such Bank and each of the Loan Parties hereby authorizes each Bank to share any information delivered to such Bank by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement, to any such Subsidiary or Affiliate of such Bank, it being understood that any such Subsidiary or affiliate of any Bank receiving such information shall be bound by the provisions of Section 10.12.1 as if it were a Bank hereunder. Such Authorization shall survive the repayment of the Revolving Credit Loans and other Obligations and the termination of the Revolving Credit Commitments.

     10.13 Counterparts.

           This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     10.14 Administrative Agent's or Bank's Consent.

           Whenever the Administrative Agent's or any Bank's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Administrative Agent and each Bank shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

     10.15 Exceptions.

           The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

     10.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

           EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 10.6 AND SERVICE SO

MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

     10.17  Tax Withholding Clause.

            Each Bank or assignee or participant of a Bank that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Bank or assignee or participant of a Bank) agrees that it will deliver to each of the Borrower and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under (S) 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under (S) 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in (S) 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Bank, assignee or participant required to deliver to the Borrower and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows:
(A) each Bank which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Bank; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Bank, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under (S) 1.1441-7(b) of the Regulations. Further, the Administrative Agent is indemnified under (S) 1.1461-1(e) of the Regulations against any claims and demands of any Bank or assignee or participant of a Bank for the amount of any tax it deducts and withholds in accordance with regulations under (S) 1441 of the Internal Revenue Code.

     10.18 Joinder of Guarantors.

           Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 7.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; and (ii) documents in the forms described in Section
6.1 [First Loans] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent at such times as required under Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] if the Subsidiary is acquired in a Permitted Acquisition and within five (5) Business Days after the date of the filing of such Subsidiary's articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation if such Subsidiary is formed by the Loan Parties and is not acquired in a Permitted Acquisition.

                   [SIGNATURE PAGE 1 OF 6 TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

                              BORROWER:

                              KPMG CONSULTING, INC.

                              By:________________________________________(SEAL)
                                 Name:
                                 Title:


                              GUARANTORS:

                              KPMG CONSULTING, LLC

                              By:________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING ISRAEL, LLC

                              By:________________________________________(SEAL)
                                 Name:
                                 Title:


                              SOFTLINE ACQUISITION CORP.

                              By:________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING GLOBAL OPERATIONS, INC.

                              By:________________________________________(SEAL)
                                 Name:
                                 Title:

                   [SIGNATURE PAGE 2 OF 6 TO CREDIT AGREEMENT]

                              SOFTLINE CONSULTING & INTEGRATORS, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              I2 MIDATLANTIC LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              I2 NORTHWEST LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              OAD ACQUISITION CORP.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG ENTERPRISE INTEGRATION SERVICES LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KCIN CAPITAL LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:

                   [SIGNATURE PAGE 3 OF 6 TO CREDIT AGREEMENT]

                              OAD GROUP, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              METRIUS, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              PEATMARWICK, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG ENTERPRISE HOLDINGS LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              GLOBAL CONSULTING DELAWARE, LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING INTERNATIONAL, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:

                   [SIGNATURE PAGE 4 OF 6 TO CREDIT AGREEMENT]

                              KPMG CONSULTING INTERNATIONAL I, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING INTERNATIONAL II, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG SOUTH PACIFIC, LLC

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING AMERICAS, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              KPMG CONSULTING USA, INC.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              BARENTS GROUP, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:

                   [SIGNATURE PAGE 5 OF 6 TO CREDIT AGREEMENT]

                              PELOTON HOLDINGS, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              BARENTS EUROPEAN HOLDINGS, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              K CONSULTING SOUTHEAST ASIA, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              BARENTS GROUP RUSSIA, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:


                              BARENTS GROUP PUERTO RICO, L.L.C.

                              By:_________________________________________(SEAL)
                                 Name:
                                 Title:

                   [SIGNATURE PAGE 6 OF 6 TO CREDIT AGREEMENT]

                                      JPMORGAN CHASE BANK, individually and as Administrative Agent

                                      By:______________________________________
                                      Title:___________________________________

                                 SCHEDULE 1.1(A)

                VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

-------------------------------------------------------------------------------------------
                                  Revolving Credit   Revolving Credit   Revolving Credit
 Level       Leverage Ratio        Commitment Fee    Euro Rate Spread   Base Rate Spread
 -----                             --------------    ----------------   ----------------
-------------------------------------------------------------------------------------------
  I       Less than 1.0 to 1.0         .200%              .875%               0%
-------------------------------------------------------------------------------------------

          Greater than or equal
         to 1.0 to 1.0 but less
  II         than 1.5 to 1.0           .225%             1.125%               0%
-------------------------------------------------------------------------------------------

          Greater than or equal
         to 1.5 to 1.0 but less
  III        than 2.0 to 1.0           .250%             1.375%               0%
-------------------------------------------------------------------------------------------


           Greater than or equal
  IV           to 2.0 to 1.0           .275%             1.625%               0%
-------------------------------------------------------------------------------------------

     For purposes of determining the Applicable Margin and the Applicable Commitment Fee Rate:

     (a) The Applicable Margin and the Applicable Commitment Fee Rate shall be as set forth in Level II on the date hereof and until subsequently adjusted under Paragraph (b) below.

     (b) The Applicable Margin and the Applicable Commitment Fee Rate shall be recomputed (i) on the date of each Permitted Acquisition based on the Leverage Ratio in effect on such date after giving effect to such Permitted Acquisition as reported on the Acquisition Compliance Certificate and any increase or decrease in the Applicable Margin or the Applicable Commitment Fee Rate shall be effective on the date of such Permitted Acquisition, and (ii) as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end and any increase or decrease in the Applicable Margin or the Applicable Commitment Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3.

                              SCHEDULE 1.1(A) - 1

                                 SCHEDULE 1.1(B)

Part 1 - Commitments of Banks and Addresses for Notices to Banks

                               Amount of Commitment
                               --------------------
                               for Revolving Credit
                               --------------------
            Bank                       Loans            Ratable Share
            ----                       -----            -------------
JPMorgan Chase Bank
999 Broad Street
Bridgeport, CT  06604
Attn: Alan Aria
Telephone: 203-382-5304
Telecopy:  203-382-6314            $220,000,000            100.00%

Total                              $220,000,000            100.00%
                                   ============            ======

                               SCHEDULE 1.1(B) - 1

                                 SCHEDULE 1.1(B)

                 COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Administrative Agent, Borrower, and
Guarantors:


ADMINISTRATIVE AGENT

Name: JPMorgan Chase Bank
Address: 999 Broad Street
Bridgeport, CT 06604
Attention: Alan J. Aria
Telephone: (203) 382-5304
Telecopy:  (203)-382-6314


BORROWER:

Name: KPMG Consulting, Inc.
Address: 3 Chestnut Ridge Road
Montvale, NJ 07645
Attention: Patrick Kinzler
Telephone: (201) 263-2916
Telecopy:  (201) 263-2951

With copies to:

David R. Schwiesow, Associate General Counsel
KPMG Consulting, Inc.
1676 International Drive
McLean, Virginia 22102
Telephone: 703-747-3496
Telecopy:  703-737-8075

GUARANTORS:

C/o KPMG Consulting LLC
Address: 3 Chestnut Ridge Road
Montvale, NJ 07645
Attention: Patrick Kinzler
Telephone: (201) 263-2916
Telecopy:  (201) 263-2951

                               SCHEDULE 1.1(B) - 2

With copies to:

David R. Schwiesow, Associate General Counsel
KPMG Consulting, Inc.
1676 International Drive
McLean, Virginia 22102
Telephone: 703-747-3496
Telecopy:  703-737-8075

                               SCHEDULE 1.1(B) - 3